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                                                                   Exhibit 23(i)

                             DECHERT PRICE & RHOADS
                              1775 Eye Street, N.W.
                              Washington, DC 20006

                                  June 30, 1999


New Covenant Funds
200 East Twelfth Street - Suite C
Jeffersonville, Indiana 47130


Dear Ladies and Gentlemen:

         As counsel to New Covenant Funds (the "Trust"), we are familiar with the Trust's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of beneficial interest under the Securities Act of 1933 (File No. 333-64981) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

         On the basis of the foregoing, we are of the opinion that the shares of beneficial interest of the Trust being registered under the Securities Act of 1933 in Pre-Effective Amendment No. 2 to the Registration Statement will, when sold, be legally issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion with and as part of Pre-Effective Amendment No. 2 to the Registration Statement.

                                                     Very truly yours,

                                                     Dechert Price & Rhoads